EXHIBIT 99-1
Letter to Shareholders from Tim Hansen of Imaging Diagnostic Systems, Inc.

Fort Lauderdale, Florida, September 5, 2006—Imaging Diagnostic Systems, Inc., (OTCBB:IMDS), - The following letter to shareholders is being issued by Tim Hansen of Imaging Diagnostic Systems, Inc. (OTC Bulletin Board: IMDS - News):

Dear Fellow Shareholder,

It is my pleasure to issue this shareholder letter in advance of our November 8th annual shareholder’s meeting. We want you to be well informed about progress on our key initiatives and to share our enthusiasm for the future.

Priority one, the CT Laser Mammography PMA, is moving forward with installations in a number of prestigious U.S. sites, although the process of securing sites in general has not progressed as quickly as we had anticipated. As I noted in an earlier letter, the FDA determined that CTLM® trials under our intended use would constitute a Non-Significant Risk device study; we assumed such a reclassification would have enabled us to more quickly engage U.S. clinical “partners.” We found, however, that the processes through Investigational Review Boards and legal departments had become much more complex and lengthy in recent years. We also experienced delays because many of our preferred sites were simply too busy to participate in our study due to serious understaffing and workload issues, a recurring theme in the larger departments we contacted. Consequently, we needed to approach many more prospective sites than originally intended. As we work towards finalizing the remaining sites, we are continuing to contact others as back-ups. Our practice is to limit public identification of the sites so that the study members may participate without publicity or distraction.

We previously stated our plans to update all CTLMs shipped to PMA sites with the latest hardware and software developments to best reflect the system’s capabilities as an adjunctive breast imaging tool. Sites are using the latest CTLM configurations. Because the CTLM imaging technique is completely new to doctors and technologists and training could affect results, we improved our certified training programs and added computerized calibration and QA software to the systems. These improvements take full advantage of the experience we have gained through our 7,500 international breast exams and our service histories.

There remain uncertainties about the time it may take to accrue the total number of cases needed for final PMA submission because each site has a unique workload and patient volunteer recruitment process. Internally, we have an excellent team of staff radiologists, applications specialists, data managers, and service engineers on the PMA project. That excellence extends to the prestigious institutions and mammographers we have chosen; the outside PMA services of King & Spalding, a leading regulatory law firm; the independent biometric firm performing our statistical analyses; the study auditing and monitoring firm, M Squared Associates; and other associates. I believe the PMA process is well in hand and fully resourced.

Our Global Commercialization initiatives have been given additional resources to speed up the pace of target market penetration. We have dedicated additional marketing resources to Mexico, Central and South America, and we installed demonstration sites in Argentina and in a private clinic in Colombia. Recently, we added an exclusive distributor in Mexico and received regulatory approval to sell CTLM systems in Brazil, where we are in the final stage of distributor selection.

In the Asia-Pacific Region, we contracted with BAC, Inc. to manage our existing distributors and develop new areas. BAC is now managing our China distributor activities and has led IDSI in establishing a representative office in Beijing. We have a full-time manager (BAC contract), a marketing specialist, and we plan to add a lead service supervisor: three dedicated Chinese nationals in Beijing. Clinical studies at our Beijing hospital site are going well, and, although we have the Chinese clinical studies needed, the process to gain CTLM procedure reimbursement status has been particularly long. We expect reimbursement to be announced very soon, which will greatly enhance the attractiveness of CTLM to the market.

Elsewhere in the Asia-Pacific region, BAC is pursuing business connections in Australia, Singapore, Malaysia, New Zealand, Hong Kong, Macao, Taiwan, and the Philippines to enhance our existing representation in South Korea and China. We have signed an exclusive distributor in Malaysia, where interest in breast cancer detection and treatment is surging due to publicity surrounding their First Lady, who succumbed to the disease. We are pleased with BAC’s efforts, and we are gaining momentum through their experience and connections.

Activities in Europe and the Middle East are top priorities for our International Sales VP, who highlighted progress by holding the first IDSI Users Meeting last April in Berlin. Our international users have been doing excellent clinical work and have contributed to our Image Interpretation Manual and User Training Program. Earlier this year, we received an order for six CTLM systems from our Polish distributor. The first of those systems shipped in June, giving us three systems in Poland, all serving major oncology centers. The remaining CTLM units on the order have not yet been scheduled for shipment. Among our global users, we have three systems operating in Poland, four in Italy, two each in the Czech Republic and the United Arab Emirates, as well as systems in Germany and Austria; all are adding to CTLM’s growing clinical presence in the regions. In September, we added an exclusive distributor responsible for Norway, Sweden and Denmark.

Our expanded approach involving the three regions described above has increased our Global Commercialization investment, which we believe will increase short-term sales and accelerate market acceptance.

We remain tightly focused on women’s health opportunities as we continue to explore optical molecular imaging and image fusion research projects involving fluorescent markers and methods to highlight and quantify the angiogenesis process. As a pioneer in laser breast imaging, it is gratifying to see others now recognize the technological and clinical potential. Late in 2005, we noted that Philips Medical Systems had entered the laser optical scanning arena with a joint Schering AG program. Notably, Philips stated in a recent publication that they will use continuous wave near-infrared (NIR) methodologies; this supports our technological approach over the ART alternatives. GE Medical is also stepping up activity and has installed several ART optical imaging systems in North America to collect PMA data. We also believe Siemens Medical has optical breast imaging devices under development. In the past 18 months, there has been a substantial increase in the number of MRI breast examinations and publications which validate the relationship of angiogenesis to breast cancer and the fundamental capability of imaging the angiogenesis process. We see these developments as very positive, as they validate our position that imaging angiogenesis in the breast is both clinically useful and commercially attractive. IDSI’s leadership is well demonstrated in the large number of clinical exams we have completed, in our patent position, and in the fact that only CTLM uses true CT continuous wave laser breast imaging techniques.

In August, we concluded a major licensing transaction concerning our Laser Imaging for Lab Animals (LILA) technology. As I noted in my first shareholders letter, LILA has great optical molecular imaging potential, but is not, strictly speaking, a women’s health technology. We, therefore, chose to license our animal imaging technologies to Bioscan, Inc., a company operating in that market and who possesses the capability to commercialize LILA technologies. IDSI will receive a front-end license fee and substantial royalties on future Bioscan sales. As a result, we will receive the economic benefits of this project much sooner with Bioscan than if we had pursued it on our own. Furthermore, licensing LILA permits IDSI to focus on our core business in women’s health markets and on the development of a family of laser breast imaging systems. We believe the license agreement enhances IDSI shareholder value economically and strategically.

Fellow shareholders, we have a great team behind these initiatives. Every IDSI associate is motivated to fulfill our mission and to improve breast cancer detection and case management methods. Our technology is unique and revolutionary, and has the potential to become a family of related systems. It serves us well to remember that other new imaging technologies such as CT and MRI started small, but over time, grew to become mainstream tools. We see that opportunity in laser breast imaging.

On behalf of all IDSI employees and our customers, we thank you for your support and patience. We look forward to seeing you at our annual meeting on November 8th in Florida.

Sincerely,

/s/ Tim Hansen

Tim Hansen